Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-55663) pertaining to the Stanley Account Value Plan of our report dated June 25, 2004 with respect to the financial statements of the Stanley Account Value Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Hartford, Connecticut
June 29, 2005